ENDEAVOR SERIES TRUST

                                             AMENDMENT NO. 10

                                  TO AGREEMENT AND DECLARATION OF TRUST

                                  Change of Name of Series of the Trust
                 from Endeavor Select 50 Portfolio to Endeavor Select Portfolio

         The undersigned, Secretary of Endeavor Series Trust (the "Trust"), does hereby certify that pursuant to Article VIII, Section 8.3 of the Trust's Agreement and Declaration of Trust (the "Declaration of Trust") dated November 18, 1988, as amended, the following votes were duly adopted by at least a majority of the Trustees of the Trust at a Regular Meeting of the Board on February 7, 2000:

VOTED:  That the name of  Endeavor  Select 50  Portfolio  be changed to Endeavor
 Select Portfolio, effective May 1, 2000; and further

VOTED: That the proper officers of the Trust be, and each hereby is, authorized and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Trust's Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.


   IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 25th day of April, 2000.
                                                      /s/Gail A. Hanson
                                                     -------------------------
                                                     Gail A. Hanson
                                                     Secretary





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